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                                                                    EXHIBIT 99.1


                            INDEMNIFICATION AGREEMENT

         This Indemnification Agreement ("Agreement"), effective as of March 27, 1996, among BancFirst Ohio Corp., an Ohio corporation (the "Company"), and David T. Mitchell, Judith M. Heffernan, Louis A. Mitchell, Louis A. Mitchell, III, Mark R. Mitchell, Sandra W. Mitchell and Constance M. Moran (collectively, the "Shareholder Group"), and First Financial Group, Inc. ("First Financial").

                                    RECITALS

         County Savings Bank ("County") is a wholly owned subsidiary of First Financial, which engages in the savings and loan business. The Shareholder Group consists of individuals collectively constituting all of the shareholders of First Financial with the exception of Denison University.

         First Financial has agreed to sell and the Company has agreed to purchase all of the outstanding shares of County pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of March 27, 1996;
and it is a condition to the sale that the Shareholder Group enter into this Agreement.

                                    AGREEMENT

         In consideration of First Financial and the Company entering into the Stock Purchase Agreement and other good and valuable consideration, the parties hereby agree as follows:

1. Capitalized Terms. All capitalized terms used herein without express definition shall be defined as provided in the Stock Purchase Agreement.

2. Part 7.6 Indemnification. In the event Company elects to terminate the Stock Purchase Agreement in accordance with Part 7.6 of the Disclosure Letter, First Financial will notify the members of the Shareholder Group. In such circumstance and to the extent provided in Part 7.6, if a majority in interest of the Shareholder Group elect in a writing delivered to: Edward N. Cohn, c/o County Savings Bank, 65 East State Street, Columbus, Ohio 43215, to void such the termination, then in such event, each member of the Shareholder Group - Severally (as defined below) - agrees to indemnify and hold harmless the Company for, and will pay to the Company, the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether of not involving a third-party claim (collectively, "Damages"), arising out of the claims asserted in the complaint or Threats which result in noncompliance with Part
    7.6 of the Disclosure Letter to the extent First Financial is unable to satisfy the same.

3. Damage Adjustment. If any Damages suffered by the Company shall result in any tax saving, entitlement to insurance recovery or other monetary benefit to the Company, then the amount of such Damages payable by the Shareholder Group shall be adjusted to reflect such benefit.
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4.  Severally Defined. As used herein, "Severally" shall mean that the amount payable by each member of the Shareholder Group shall equal the total dollar amount of the Damages, multiplied by a fraction the numerator of which is the number of shares of First Financial owned by such shareholder as of the date hereof (as shown on Exhibit A), and the denominator of which is the total number of shares held by all members of the Shareholder Group (as shown on Exhibit A), but in no event to exceed an amount equal to the Purchase Price multiplied by such fraction.

5. Section 10 Indemnification. Subject to the limitations of Section 6, the Shareholder Group hereby agrees to assume, Severally, the indemnification obligations of First Financial to the Company under Section 10 of the Stock Purchase Agreement, provided that First Financial's net worth (computed without deduction for payments made by First Financial as a result of the indemnity provided in Section 10 of the Stock Purchase Agreement but otherwise in accordance with GAAP) is below $3,000,000 as of the date First Financial's liability for the claim is determined.

6.  Liability Cap. The total of all indemnification payments payable under
    Section 5 hereof shall not exceed the sum of $3,000,000, less the net worth of First Financial, determined as provided in Section 5 hereof by First Financials' regular accountants, as of the date First Financial's liability for the claim is determined, and less any indemnification payments made by First Financial pursuant to Section 10 of the Stock Purchase Agreement through the date on which First Financial's liability for the claim is determined.

7. First Financial's Obligation. First Financial agrees that, at the earliest possible time, it will reimburse the Shareholder Group or any one of them, for any payments made hereunder and the expenses associated therewith.

8. Notice. The Company, as a condition precedent to its right to be indemnified under this Agreement, shall give to each member of the Shareholder Group notice in writing as soon as practicable of any claim made against it for which indemnity will or could be sought under this Agreement.

    8.1. Notice to the Shareholder Group shall be given to each member at the address shown on Exhibit A to this Agreement or such other address as a member of the Shareholder Group shall designate in writing to the Company.

    8.2. Notice shall be deemed received if sent by prepaid mail, properly addressed, the date of such notice being the date postmarked. In addition, the Company shall give the Shareholder Group such information and cooperation as they may reasonably require.



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9.  Right to Defend. The Shareholder Group shall have the right (but not the obligation), at their own expense and with counsel of their choice, to control the defense of any such claim and all actions and proceedings in connection therewith, provided that each of the Company and First Financial shall have the right to participate in such defense with counsel of its choice at its own expense. No such claim shall be compromised or settled by the Company or First Financial without the prior written consent of the majority in interest of the Shareholder Group. First Financial also agrees to notify the Shareholder Group if it becomes aware of circumstances giving rise to indemnification obligations hereunder.

10. Applicable Law. This Agreement shall be governed by and administered in accordance with Ohio law.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original.

12. Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and signed as of the day and year first above written.

BANCFIRST OHIO CORP.

By:
   ---------------------------------            --------------------------------
                                                         Mark R. Mitchell

Its:
    --------------------------------




- ------------------------------------            --------------------------------
David T. Mitchell                                        Sandra W. Mitchell




- ------------------------------------            --------------------------------
Judith M. Heffernan                                      Constance M. Moran



                                                   FIRST FINANCIAL GROUP, INC.



                                                By:
- ------------------------------------                ----------------------------
Louis A. Mitchell

                                                Its:
                                                     ---------------------------
- ------------------------------------
Louis A. Mitchell, III



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                                    EXHIBIT A

                              FIRST FINANCIAL GROUP

                                 SHARE OWNERSHIP

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                       SHAREHOLDER                    SHARES OWNED

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David T. Mitchell                                        26.131
101-B Presidential Drive
Greenville DE  19807

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Judith M. Heffernan                                      26.132
c/o Four Seasons Hotel
200 Boylston Street
Attn: Sales Office
Boston MA  02116

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Louis A. Mitchell                                       120.345
137 South Columbia Avenue
Columbus OH  43209

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Louis A. Mitchell, III                                   26.132
714 Kenwick Avenue
Columbus, Oh  43209

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Mark R. Mitchell                                         26.131
131 East Sycamore
Columbus OH  43206

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Sandra W. Mitchell                                       26.131
121 East Sycamore
Columbus, Oh  43206

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Constance M. Moran                                       26.131
2466 Fair Avenue
Columbus OH  43209

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TOTAL SHARES (SHAREHOLDER GROUP)                        277.133

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